UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	September 1, 2010

ITC Holdings Corp.
__________________________________________
(Exact name of registrant as specified in its charter)

Michigan	001-32576	32-0058047
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

27175 Energy Way, Novi, Michigan		48377
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	248-946-3000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01 Other Events.

On September 1, 2010, International Transmission Company’s ("ITCTransmission") projected network rate of $2.504 per kW/month, Michigan Electric Transmission Company, LLC’s ("METC") projected network rate of $2.3376 per kW/month, and ITC Midwest LLC’s ("ITC Midwest") projected network rate of $6.869 per kW/ month (which reflects a $4.125 million rate discount), for the period from January 1, 2011 through December 31, 2011, were posted by the Midwest Independent Transmission System Operator, Inc. The rates are based on ITCTransmission, METC, and ITC Midwest’s Attachment O rate formulae using each company’s respective projected net revenue requirement and load, in accordance with the Federal Energy Regulatory Commission’s approvals in Docket Nos. ER06-1006, ER07-95, and ER07-887, for ITCTransmission, METC, and ITC Midwest, respectively.

The rate information can be accessed on the Internet at http://oasis.midwestiso.org/oasis/ITC for ITCTransmission, http://oasis.midwestiso.org/oasis/METC for METC and http://oasis.midwestiso.org/oasis/ITCM for ITC Midwest.

Also on September 1, 2010, ITC Great Plains, LLC's ("ITC Great Plains") projected revenue requirement of $11,308,638 for the period January 1, 2011 through December 31, 2011 was posted by the Southwest Power Pool ("SPP"). The projected revenue requirement is based on ITC Great Plains’ formula rate under SPP’s Open Access Transmission Tariff, in accordance with the Federal Energy Regulatory Commission’s approval in Docket No. ER09-548.

The ITC Great Plains’ projected revenue requirements by project can be accessed on the Internet at http://sppoasis.spp.org/documents/SWPP/MemberRelatedPostings/MemberRelatedPostings.asp.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ITC Holdings Corp.

September 2, 2010	By:	Daniel J. Oginsky

Name: Daniel J. Oginsky
Title: Senior Vice President and General Counsel